Exhibit 10.3

Approved by the Compensation Committee of the

Board of Directors on February 23, 2023

WISDOMTREE, INC.

EXECUTIVE SEVERANCE PLAN

WisdomTree, Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of an involuntary termination of employment, either before or after a Change of Control (as defined in Section 1 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Committee has determined that the WisdomTree, Inc. Executive Severance Plan (this “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Eligible Participants (as defined in Section 1 hereof) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the US Eligible Participants’ (as defined in Section 1 hereof) employment with the Company. For purposes of this Plan, the employment of an Eligible Participant by the Company refers to the employment of the Eligible Participant by the applicable current or future, direct or indirect subsidiary of the Company (each a “WT Sub” and collectively, the “WT Subs”) since the Company has no direct employees. In addition, certain WT Subs serve, have served or may in the future serve, as an investment advisor or manager to investment companies (each such investment company, a “WT Advised Issuer” and collectively, the “WT Advised Issuers”). Accordingly, as the context may require, the word “Company” refers to either (i) the Company, the WT Subs and the WT Advised Issuers collectively, (ii) any one or more of such entities, or (iii) the applicable WT Sub that employs such Eligible Participant.

1.    Definitions.

(a)    “Administrator” means the Committee.

(b)    “Annual Base Salary” means the higher of the Eligible Participant’s annual base salary in effect immediately prior to (i) the Eligible Participant’s Date of Termination or (ii) the Change of Control.

(c)    “Average Cash Incentive Compensation” means an amount equal to 50% of the Eligible Participant’s Target Incentive Compensation for the Termination Year.

(d)    “Award(s)” means all Time-Based Award(s) and Performance-Based Award(s).

(e)    “Cause” means any one or more of the following acts or omissions by the Eligible Participant: (i) the willful and continued failure of the Eligible Participant to (A) materially perform the Eligible Participant’s duties and obligations to the Company or (B) carry out specific legal and lawful directions of a senior officer or the Board (in each case other than by reason of Disability); (ii) the material breach of any Continuing Obligations (including a breach of the representations and warranties made by the Eligible Participant in such Eligible Participant’s employment agreement or offer letter and/or the Restrictive Covenant Agreement); (iii) the material failure to comply with the written policies or rules of the Company; (iv) the commission of an act or failure to act that involves willful misconduct, bad faith or gross negligence; (v) the commission of any act of fraud, misappropriation, embezzlement or similar willful and malicious conduct against the Company; or (vi) the Eligible Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof. Notwithstanding the foregoing, “Cause” shall not be deemed to exist for a reason specified in clauses (i)(A) or (ii) above unless the Eligible Participant has been given written notice setting forth in reasonable detail the act, omission or failure of, or breach by, the Eligible Participant and a period of at least 10 days after such notice to cure all of such acts, omissions, failures or breaches, and the same shall not have been cured within such 10-day period; provided, further, that the Company shall not be required to give notice and an opportunity to cure for a reason specified in clauses (i)(A) or (ii) if an Eligible Participant has committed the same or substantially similar acts, omissions, failures or breaches and the Company has previously given the Eligible Participant notice of and an opportunity to cure the same.

(f)    “Change of Control” means (i) the acquisition by any “person” (as defined in Section 3(a)(9) and 13(d) of the Exchange Act), other than a stockholder of the Company that, as of the date the Eligible Participant becomes an Eligible Participant, is the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the outstanding voting securities of the Company, of more than 50% of the combined voting power of the then outstanding voting securities of the Company; (ii) the sale by the Company of all, or substantially all, of the assets of the Company to one or more purchasers, in one or a series of related transactions, where the transaction or transactions require approval pursuant to Delaware law by the stockholders of the Company; or (iii) any occurrence of a Sale Event or Change in Control Event, as defined in the Company’s 2022 Equity Plan, as amended from time to time.

(g)    “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(h)    “Continuing Obligations” means the Eligible Participant’s obligations to the Company pursuant to any agreement containing confidentiality, assignment of inventions, or other restrictive covenants, including the Restrictive Covenant Agreement and the Eligible Participant’s offer letter of employment, as the same may be amended or supplemented from time to time.

(i)    “Date of Termination” means the date that an Eligible Participant’s employment with the Company (or any successor) ends. Notwithstanding the foregoing, an Eligible Participant’s employment shall not be deemed to have been terminated solely as a result of the Eligible Participant becoming an employee of any subsidiary of the Company or any direct or indirect successor to the business or assets of the Company.

(j)    “Disability” means the earlier to occur of either of the following events:

(i)    the Eligible Participant, because of physical or mental disability or incapacity, is unable to perform the Eligible Participant’s obligations to, or duties for, the Company on a full-time basis for 90 consecutive days or a period in excess of 150 days out of any period of 360 consecutive days; or

(ii)    the determination by a physician selected by the Company, duly licensed in New York for US Eligible Participants and in the United Kingdom for UK Eligible Participants with a medical specialty appropriate for such determination (which determination shall be binding and conclusive for the purpose of this Plan), that the Eligible Participant is either physically or mentally, permanently disabled or incapacitated or otherwise so disabled or incapacitated that the Eligible Participant will be unable to perform the Eligible Participant’s obligations to, or duties for, the Company for 90 consecutive days or a period in excess of 150 days out of any period of 360 consecutive days. The Eligible Participant’s failure to submit to an examination of a physician hereunder shall automatically result in a determination of Disability hereunder.

(k)    “Eligible Participants” means those Executive Officers or other employees designated by the Administrator by written resolution in its sole discretion, and who meet the eligibility requirements set forth in Section 3 of this Plan.

(l)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(m)    “Executive Officer” means an employee of the Company designated by written resolution of the Board as (i) an executive officer of the Company as that term is defined under Rule 3b-7 of the Exchange Act and (ii) an officer of the Company for purposes of Section 16 of the Exchange Act.

(n)    “Good Reason” means that the Eligible Participant has complied with the “Good Reason Process” following the occurrence of any of the following events: (i) a material diminution in the Eligible Participant’s responsibilities, authority or duties (except for a reasonable diminution in connection with Disability); (ii) a material diminution in the Eligible Participant’s Annual Base Salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location of the principal place at which the Eligible Participant provides services to the Company, not including work-related travel or short-term assignments; or (iv) the material breach by the Company of a written employment agreement or offer letter between the Company and the Eligible Participant.

(o)    “Good Reason Process” means that (i) the Eligible Participant reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Eligible Participant notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Eligible Participant cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Eligible Participant terminates the Eligible Participant’s employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(p)    “Involuntary Termination” means (i) the Eligible Participant’s termination of employment by the Company other than due to: (A) death, (B) Disability or (C) termination by the Company for Cause or (ii) the Eligible Participant’s resignation from the Eligible Participant’s employment for Good Reason.

(q)    “Participation Agreement” means an agreement between an Eligible Participant and the Company that acknowledges the Eligible Participant’s participation in this Plan.

(r)    “Performance-Based Awards” means all then-outstanding stock-based awards of the Company that are subject to performance-based vesting and for which achievement of the performance metrics has not been determined as of the Date of Termination.

(s)    “Post-Change of Control Termination” means termination of the Eligible Participant’s employment by the Company without Cause or the Eligible Participant’s resignation of the Eligible Participant’s employment for Good Reason, in either case within 18 months after a Change of Control.

(t)    “Post-Employment Period” means the 12-month period immediately following the Date of Termination.

(u)    “Prior Year” means the fiscal year immediately preceding the Termination Year.

(v)    “Prior Year Cash Incentive Compensation” means the product of: (i) the Committee’s aggregate percentage funding of the Company’s budgeted incentive compensation pool for the Prior Year, multiplied by (ii) 50% of the Eligible Participant’s Target Incentive Compensation for the Prior Year.

(w)    “Reimbursement” means reimbursement for reasonable business expenses incurred by the Eligible Participant in performing services for the Company prior to the Date of Termination, in accordance with the policies and procedures then in effect and established by the Company for its Executive Officers.

(x)    “Restrictive Covenant Agreement” means the Employee Confidentiality, Assignment and Restrictive Covenant Agreement between the Eligible Participant and the Company, as may be amended from time to time.

(y)    “Target Incentive Compensation” means the average of the Eligible Participant’s actual incentive compensation (including both cash and the fair value of Awards at the time of grant) (i) for the three most recent full fiscal years for which the Eligible Participant has been paid incentive compensation or (ii) for such lesser number of full or partial fiscal years for which the Eligible Participant has been paid incentive compensation (with any partial fiscal year weighted proportionally less than any full fiscal year in determining the Eligible Participant’s average incentive compensation; and, in the event the Eligible Participant never has been paid any incentive compensation for a full or partial fiscal year, the Target Incentive Compensation shall be the target annual incentive compensation for the Termination Year as may be set forth in the annual budget for WisdomTree, Inc. as initially approved by the Board of Directors of WisdomTree, Inc. for the Termination Year or the Eligible Participant’s employment agreement or offer letter, or if no such amount is set forth therein, 100% of the Eligible Participant’s Annual Base Salary).

(z)    “Termination Year” means the fiscal year in which the Date of Termination occurs.

(aa)    “Termination Year Cash Incentive Compensation” means the product of: (i) the Committee’s aggregate percentage funding of the Company’s budgeted incentive compensation pool for the Termination Year, multiplied by (ii) 50% of the Eligible Participant’s Target Incentive Compensation for the Termination Year. If the Eligible Participant was not employed by the Company for the entirety of the Termination Year, the foregoing amount shall be multiplied by the fraction obtained by dividing the number of days the Eligible Participant was employed by the Company during the Termination Year by 365.

(bb)    “Time-Based Awards” means all then-outstanding stock-based awards of the Company that are subject solely to time-based vesting.

(cc)    “UK Eligible Participant” means any Eligible Participant employed in the United Kingdom.

(dd)    “US Eligible Participant” means any Eligible Participant employed in the United States or, for purposes of Section 8(b) and 8(c), otherwise subject to the federal tax laws of the United States.

2.    Administration of this Plan.

(a)    Administrator. This Plan shall be administered by the Administrator.

(b)    Powers of Administrator. The Administrator shall have all powers necessary to enable it to properly carry out its duties with respect to the complete control of the administration of this Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i)    construe this Plan to determine all questions that shall arise as to interpretations of this Plan’s provisions;

(ii)    determine which individuals are and are not Eligible Participants, determine the benefits to which any Eligible Participant may be entitled, the eligibility requirements for participation in this Plan and all other matters pertaining to this Plan;

(iii)    adopt amendments to this Plan that are deemed necessary or desirable to comply with all applicable laws and regulations, including, but not limited to, Section 409A of the Code and the guidance thereunder;

(iv)    make all determinations it deems advisable for the administration of this Plan, including the authority and ability to delegate administrative functions to a third party;

(v)    decide all disputes arising in connection with this Plan; and

(vi)    otherwise supervise the administration of this Plan.

All decisions and interpretations of the Administrator shall be final, conclusive and binding on all parties, including the Company and Eligible Participants.

3.    Eligibility. All Eligible Participants who have (i) served for at least 12 months as an Executive Officer or in another senior executive role of the Company as determined by the Administrator by written resolution in its sole discretion, (ii) executed and submitted to the Company a Participation Agreement and (iii) satisfied such other requirements as may be determined by the Administrator from time to time, are eligible to participate in this Plan. Notwithstanding the foregoing, the Administrator may determine at any time that an Eligible Participant should no longer be designated as such as a result of a material change in such Eligible Participant’s role, and such individual shall cease to be eligible to participate in this Plan on the date that is the first anniversary of the effective date of the Eligible Participant’s change in status.

4.    Termination Generally. If the Eligible Participant’s employment with the Company is terminated for any reason other than death, Disability or for Cause, each of the Company and the Eligible Participant agree to discuss and in good faith seek to agree on the substance and wording of any internal and external communications regarding the circumstances of the Eligible Participant’s termination.

If the Eligible Participant’s employment with the Company is terminated for any reason (including without limitation death or Disability), the Company shall pay or provide to the Eligible Participant (or to the Eligible Participant’s authorized representative or estate), on or before the time required by law but in any event (i) within 10 business days following the Date of Termination with respect to the amount set forth in clause (a) below, (ii) upon payment of the annual incentive compensation for the Prior Year to the Company’s other senior executives with respect to the amount set forth in clause (b) below, provided, however, that the Eligible Participant shall not receive any payment pursuant to clause (b) below if (A) the Eligible Participant resigns the Eligible Participant’s employment without Good Reason, (B) the Eligible Participant’s employment is terminated by the Company for Cause, or (C) the Eligible Participant received payment, prior to the Date of Termination, of the Eligible Participant’s incentive compensation for the Prior Year, and (iii) promptly after submission of a request for Reimbursement, with appropriate documentation in accordance with the Company’s policies and procedures then in effect, with respect to the amount set forth in clause (c) below:

(a)    all accrued but unpaid Annual Base Salary, and accrued but unused vacation or paid time off, if applicable, through the Date of Termination;

(b)    the Prior Year Cash Incentive Compensation. If the Eligible Participant was not employed by the Company for the entirety of the Prior Year, the foregoing amount shall be multiplied by the fraction obtained by dividing the number of days the Eligible Participant was employed by the Company during the Prior Year by 365; and

(c)    the Reimbursement.

5.    Involuntary Termination.

(a)    Upon the Eligible Participant’s Involuntary Termination and provided the Eligible Participant (i) enters into a fully effective Release Agreement in substantially the form attached as Exhibit A hereto (the “Release”) within 60 days after the Date of Termination (or such shorter period as set forth in the Release) and complies with such Release, and (ii) complies with the Restrictive Covenant Agreement, the Company will pay, in the manner set forth below, as severance to the Eligible Participant (or in the case of the Eligible Participant’s subsequent death, the legal representative of the Eligible Participant’s estate or such other person or persons as the Eligible Participant shall have designated by written notice to the Company) an amount equal to the sum of:

(i)    the Annual Base Salary;

(ii)    the Termination Year Cash Incentive Compensation; and

(iii)    the Average Cash Incentive Compensation.

(b)    Notwithstanding anything to the contrary in any applicable Award agreement, (i) any Awards held by the Participant that would have vested during the Post-Employment Period shall immediately accelerate and become fully vested and exercisable or nonforfeitable, as applicable, as of the later of (A) the Date of Termination or (B) the effective date of the Release (such date, the “Accelerated Vesting Date”), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of an Eligible Participant’s Awards that would otherwise be forfeited on the Date of Termination will be delayed until the earlier of (x) the effective date of the Release (at which time the acceleration contemplated by this subclause (b)(i) will occur) or (y) the date that the Release can no longer become fully effective (at which time the entire unvested portion of such Awards will be forfeited), (ii) vesting of the Eligible Participant’s Awards shall otherwise cease as of the Date of Termination, but the Eligible Participant’s Awards that remain unvested as of the Accelerated Vesting Date and that were not forfeited pursuant to clause (b)(i) (y) above will remain outstanding until the last day of the Post-Employment Period, and (iii) if a Change of Control occurs during the Post-Employment Period, the Eligible Participant shall be entitled to any accelerated vesting with respect to the Awards that the Eligible Participant would have been entitled to if the Eligible Participant had remained employed through the date of the Change of Control. For the avoidance of doubt, no accelerated vesting pursuant to this Section 5(b) will occur unless the Eligible Participant enters into a fully effective Release within 60 days after the Date of Termination (or such shorter period as set forth in the Release) and complies with such Release.

(c)    If the Eligible Participant elects COBRA insurance coverage, the Company will reimburse the Eligible Participant on a monthly basis for 100% of the amount of such premiums (the “COBRA Premiums”) for such insurance for 12 months following the Date of Termination; provided that the Company’s payment obligation shall cease upon the expiration of the Eligible Participant’s rights under COBRA or if the Eligible Participant becomes reemployed and eligible for group health benefits; provided further, however, that if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to the Eligible Participant for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

(d)    The Termination Year Cash Incentive Compensation shall be paid when the Company pays to non-terminated senior executives their year-end incentive compensation for the Termination Year, but in no event later than March 15 of the calendar year following the Eligible Participant’s Date of Termination. The Annual Base Salary and Average Cash Incentive Compensation shall be paid out in substantially equal bi-monthly or semi-weekly installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, those amounts, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Notwithstanding the foregoing, if the Eligible Participant breaches any of the Continuing Obligations, all payments under this Section 5 shall immediately cease, but the Eligible Participant shall be entitled to retain any payments made to the Eligible Participant prior to any breach by the Eligible Participant of the Continuing Obligations.

6.    Voluntary Resignation Without Good Reason or Termination for Cause.

(a)    If the Eligible Participant resigns the Eligible Participant’s employment without Good Reason, the Eligible Participant shall provide the Company with at least 10 business days’ written notice before the effective Date of Termination (the “Notice Period”). At any time during the Notice Period, or in the event the Company terminates the Eligible Participant’s employment for Cause, the Company may (but shall not be obligated to) elect to invoke the Three-Month Restrictive Covenant as provided in the Restrictive Covenant Agreement (the “Three-Month Restrictive Covenant Election”). In the event the Company provides the Eligible Participant with a timely Three-Month Restrictive Covenant Election following the Eligible Participant’s resignation without Good Reason or the termination of the Eligible Participant’s employment by the Company for Cause, then provided the Eligible Participant (I) enters into a fully effective Release within 60 days after the Date of Termination (or such shorter period as set forth in the Release) and complies with such Release, and (II) complies with the Three-Month Restrictive Covenant (the “Three-Month Restrictive Covenant

Requirements”), the Company will pay the Eligible Participant the sum of:

(i)    25% of the Annual Base Salary;

(ii)    an amount equal to 12.5% of the Target Incentive Compensation for the Termination Year; and

(iii)    an amount equal to 25% of the value (determined based on the closing price of a share of the underlying stock on the Date of Termination multiplied by the number of shares subject to the Time-Based Award) of any Time-Based Awards that would have vested in the Post-Employment Period if no termination had occurred (assuming for the purpose of this calculation that during the Post-Employment Period no event (such as a Change of Control) would occur that would provide for the acceleration of vesting under any such Time-Based Award).

(b)    This amount shall be paid out in substantially equal bi-monthly or semi-weekly installments in accordance with the Company’s payroll practice over three months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, those amounts, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. In addition, if the Three-Month Restrictive Covenant Requirements are complied with and the Eligible Participant elects COBRA insurance coverage, the Company will reimburse the Eligible Participant for COBRA Premiums for three months following the Date of Termination; provided that the Company’s payment obligation shall cease upon the expiration of the Eligible Participant’s rights under COBRA or if the Eligible Participant becomes reemployed and eligible for group health benefits; provided further, however, that if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to the Eligible Participant for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

(c)    Notwithstanding the foregoing, if the Eligible Participant breaches any of the Continuing Obligations, all payments under this Section 6 shall immediately cease, but the Eligible Participant shall be entitled to retain any payments made to the Eligible Participant prior to any breach by the Eligible Participant of the Continuing Obligations.

7.    Termination Upon a Change of Control.

(a)    The provisions of this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 5 regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 18 months after the occurrence of a Change of Control. Upon a Post-Change of Control Termination, and provided the Eligible Participant (I) enters into a fully effective Release within 60 days after the Date of Termination (or such shorter period as set forth in the Release) and complies with such Release, and (II) the Eligible Participant complies with the Twelve-Month Restrictive Covenant set forth in the Restrictive Covenant Agreement (provided that the Eligible Participant shall not be obligated to comply with the Twelve-Month Restrictive Covenant following the one year anniversary of the Date of Termination), the Company will pay, in the manner set forth below, as severance to the Eligible Participant (or in the case of the Eligible Participant’s subsequent death, the legal representative of the Eligible Participant’s estate or such other person or persons as the Eligible Participant shall have designated by written notice to the Company):

(i)    the sum of (A) 1.75 times the Annual Base Salary; (B) an amount determined by multiplying the Average Cash Incentive Compensation by the fraction obtained by dividing the number of days the Eligible Participant was employed by the Company during the Termination Year by 365; and (C) 1.75 times the Average Cash Incentive Compensation. The amount in this Section 7(a) shall be paid in a lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period;

(ii)    (A) notwithstanding anything to the contrary in any applicable Time-Based Award agreement, Time-Based Awards held by the Eligible Participant that would have vested in the 21-month period following the Date of Termination shall immediately accelerate and become fully vested and exercisable or nonforfeitable, as applicable, as of the Accelerated Vesting Date, provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of an Eligible Participant’s Time-Based Awards that would otherwise be forfeited on the Date of Termination will be delayed until the earlier of (x) the effective date of the Release (at which time acceleration will occur) or (y) the date that the Release can no longer become fully effective (at which time the unvested portion of such Time-Based Awards will be forfeited), and (B) Performance-Based Awards will vest in accordance with the terms of the applicable Performance-Based Award agreement; and

(iii)    if the Eligible Participant elects COBRA insurance coverage, the Company will reimburse the Eligible Participant for COBRA Premiums for 21 months following the Date of Termination; provided that the Company’s payment obligation shall cease upon the expiration of the Eligible Participant’s rights under COBRA or if the Eligible Participant became reemployed and eligible for group health benefits; provided further, however, that if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to the Eligible Participant for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

(b)    The Company agrees to maintain, for a period of at least six (6) years after the Eligible Participant’s Date of Termination, directors’ and officers’ liability insurance insuring the Eligible Participant (in the Eligible Participant’s capacity as an officer and/or director) and other officers and directors, with a limit of liability not less than the aggregate of the respective amounts set forth in the policy or policies maintained by the Company immediately prior to the Change of Control.

(c)    Notwithstanding the foregoing, if the Eligible Participant breaches any Continuing Obligations, all payments under this Section 7 shall immediately cease, but the Eligible Participant shall be entitled to retain any payments made to the Eligible Participant prior to any breach by the Eligible Participant of the Continuing Obligations. However, if the Eligible Participant breaches the Twelve-Month Restrictive Covenant, the Company shall be entitled to recover from the Eligible Participant a pro-rata portion of the payments made to the Eligible Participant under this Section 7 that correspond to the proportionate period of time that the Eligible Participant was in breach of the Twelve-Month Restrictive Covenant.

8.    General Terms and Conditions.

(a)    Tax Withholding. All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.

(b)    Section 409A (US Eligible Participants only).

(i)    Anything in this Plan to the contrary notwithstanding, if at the time of the Eligible Participant’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Eligible Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Eligible Participant becomes entitled to under this Plan would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided, as applicable, until the date that is the earlier of (A) six months and one day after the Eligible Participant’s separation from service, or (B) the Eligible Participant’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(ii)    The Company and each Eligible Participant intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code or ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Each Eligible Participant acknowledges that this Plan may be amended as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to the Company or the Eligible Participant.

(iii)    To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Eligible Participant’s termination of employment, then such payments or benefits shall be payable only upon the Eligible Participant’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(iv)    All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the Eligible Participant during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(v)    The Company makes no representation or warranty and shall have no liability to any Eligible Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(c)    Additional Limitation (US Eligible Participants only).

(i)    Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of any Eligible Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Eligible Participant becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Eligible Participant receiving a higher After Tax Amount (as defined below) than the Eligible Participant would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that, in the case of all the foregoing Aggregate Payments, all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)    For purposes of this Section 8(c), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Eligible Participant as a result of the Eligible Participant’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Eligible Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 8(c)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Eligible Participant within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Eligible Participant. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Participant.

(d)    Unfunded Plan. This Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, this Plan shall not establish any fiduciary relationship between the Company or any of its subsidiaries or affiliates and any Eligible Participant.

(e)    Notice and Communication of Date of Termination.

(i)    Notice of Termination. A termination of the Eligible Participant’s employment shall be communicated by a Notice of Termination from the Company to the Eligible Participant or vice versa in accordance with this Section 8(e). For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon.

(ii)    Delivery of Notice. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to an Eligible Participant at the last address the Eligible Participant has filed in writing with the Company, or to the Company at the following physical or email address:

WisdomTree, Inc.

250 West 34th Street, 3rd Floor

New York, NY 10119

Attention: Chief Legal Officer

Email: legalnotice@wisdomtree.com

(f)    No Mitigation. Eligible Participants are not required to seek other employment or to attempt in any way to reduce any amounts payable to an Eligible Participant under this Plan.

(g)    Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Eligible Participants, their respective successors, executors, administrators, heirs and permitted assigns. In the event of an Eligible Participant’s death after a termination of employment but prior to the completion of all payments due to the Eligible Participant under this Plan, the Company (or its successor) shall continue such payments to the Eligible Participant’s beneficiary designated in writing to the Company prior to the Eligible Participant’s death (or to the Eligible Participant’s estate, if the Eligible Participant fails to make such designation).

(h)    Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

(i)    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(j)    Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in this Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including, without limitation, any such severance payments, notice pay and/or benefits pursuant to an employment agreement or offer letter between the Company and the Eligible Participant. For UK Eligible Participants, the benefits provided in this Plan shall be inclusive of any statutory redundancy payment.

(k)    Contract of Employment. Nothing in this Plan shall be construed as giving any Eligible Participant any right to be retained in the employ of the Company or shall affect the terms and conditions of an Eligible Participant’s employment with the Company.

(l)    Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Eligible Participant without providing the Eligible Participant with 12 months’ prior notice of such action.

(m)    Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(n)    Attorney’s Fees. If the Eligible Participant initiates or otherwise participates in any arbitration proceeding against the Company to enforce the rights and entitlements granted to the Eligible Participant pursuant to Sections 4, 5, 6, or 7 and the Eligible Participant substantially prevails in such a proceeding, the Eligible Participant shall be entitled to recover from the Company all of the Eligible Participant’s costs of enforcement, including reasonable attorney’s fees and expenses.

(o)    Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflict of laws of such state.

(p)    Effective Date. This Plan is effective as of February 23, 2023.

Exhibit A to Executive Severance Plan

FORM OF RELEASE AGREEMENT

In consideration for the agreement by _________ (“Employer”) to provide ____________ (“Employee”) with the severance payments (the “Severance”) set forth in the Executive Severance Plan (the “Plan”), and for other good and valuable consideration as set forth therein, which Employee hereby acknowledges:

1.

Employee, on behalf of Employee and Employee’s heirs, representatives and assigns, hereby releases and discharges Employer, WisdomTree, Inc. (the “Company”), any direct or indirect subsidiary of the Company, including Employer (each a “WT Sub” and collectively, the “WT Subs”) and any investment company to which Employer, the Company or any WT Sub serves or has served as investment advisor or manager (each a “WT Advised Issuer” and collectively, the “WT Advised Issuers”) and all of their respective subsidiaries, divisions and affiliated or related companies (collectively, the “Primary Releasees”), and all of the respective current and former directors, officers, stockholders, successors, assigns, agents, representatives and employees of each, and their members, trustees and attorneys (collectively, the “Secondary Releasees,” and, together with the Primary Releasees, the “Releasees”), of and from (i) any and all claims Employee ever had, now has, or may have in the future against one or more of the Primary Releasees regarding any matter arising on or before the Effective Date of this Release, and (ii) any and all claims Employee ever had, now has, or may have in the future against one or more the Secondary Releasees regarding any matter arising on or before the Effective Date of this Release (but, with respect to this clause (ii), only to the extent that the matter relates to Employee’s employment by Employer), including, without limitation, all claims regarding Employee’s employment with Employer or the termination thereof, any claim for equitable relief or recovery of monies or damages, claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference, any tort, any claim for wages, any claim for breach of a fair employment practice law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the New York State Human Rights Law, the New York City Humans Rights Law, the New York Labor Law, workers compensation laws and any violation of any other local, state or federal law, ordinance or regulation, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. It is the understanding and agreement of the parties that the release provided by this sub-paragraph shall be a general release in all respects. Notwithstanding the foregoing, this Release does not extend to: (a) those rights that cannot be waived as a matter of law; (b) Employee’s right to claim entitlement to the Severance as set forth in the Plan; or (c) Employee’s right to indemnification protections as an officer and/or director of the Company and/or any of the Releasees as arising under contract, statute, regulation, certificates of incorporation or comparable documents of formation, or by-laws or comparable documents of organization.[1]

2.

Pursuant to and as a part of Employee’s complete, total release and discharge of the Primary Releasees as set forth in Paragraph 1 above, and as part of Employee’s limited release and discharge of the Secondary Releasees as set forth in Paragraph 1, Employee expressly agrees, to the fullest extent permitted by law, not to (a) sue, file a charge, claim, complaint, grievance or demand for arbitration in any forum or (b) assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, charge, complaint, investigation or other proceeding of any kind, in each case, which relates to (i) any matter that involves the Primary Releasees and that occurred on or before the Effective Date of this Release or (ii) any matter that involves the Secondary Releasees and relates to Employee’s employment by the Company and that occurred on or before the Effective Date of this Release. Employee represents that Employee has not filed or initiated any such proceedings against any of the Releasees as of the Effective Date. Nothing in this Release shall be interpreted or applied to prohibit Employee from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that Employee may believe to constitute a possible violation of federal or

[1]	WisdomTree reserves the right to update this Form of Release Agreement to account for the law of the state in which the Employee is located.

state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. Nothing in this Release shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or a comparable state or local agency. Notwithstanding the foregoing, Employee agrees to waive the right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee or by anyone else on Employee’s behalf with the EEOC or a comparable state or local agency. For the avoidance of doubt, this Release does not limit Employee’s right to receive an award for information provided to any government agency or entity other than the EEOC or a comparable state or local agency. Except as otherwise provided in this paragraph, Employee will not voluntarily participate in any judicial proceeding of any nature or description against any of the Releasees that in any way involves the allegations and facts that Employee could have raised against any of the Releasees as of the date of this Release.

3.

If forty (40) years of age or older, Employee specifically releases all claims under the Age Discrimination in Employment Act (the “ADEA”), including without limitation claims relating to Employee’s employment and its termination.

4.

Employee acknowledges that Employee fully understands and agrees that this Release shall operate as a complete defense to any claim or entitlement which hereafter may be asserted by Employee against any and all of the Releasees for or on account of any matter or thing whatsoever arising out of or in any way based upon the circumstances, facts and events relating to Employee’s employment and separation from employment, or to any claim made by Employee against any of the Releasees arising from such circumstances, facts and events.

5.

Employee is specifically agreeing to the terms of this Release because Employer has agreed to pay Employee money to which Employee was not otherwise entitled under Employer’s policies, and has provided such other good and valuable consideration as specified herein. Employer has agreed to provide this money and other benefits because of Employee’s agreement to accept it in full settlement of all possible claims Employee might have or ever had against the Primary Releasees (and the Secondary Releasees as provided in Paragraph 1), and because of Employee’s execution of this Release.

6.

Employee acknowledges and agrees that in the event Employee breaches any Continuing Obligations (as defined in the Plan), Employer may discontinue further severance payments. For the avoidance of any doubt, even in such an event, Employee understands and agrees that this Release would remain in full force and effect. The Continuing Obligations are incorporated herein and remain in full effect.

7.

Employee acknowledges that Employee has read this Release in its entirety, fully understands its meaning and is executing this Release voluntarily and of Employee’s own free will with full knowledge of its significance. Employee acknowledges and warrants that Employee has had ample opportunity to consider the terms and provisions of this Release for at least twenty-one (21) days and that Employer advised Employee to consult with an attorney prior to executing this Release. If forty (40) years old or older, Employee further acknowledges and agrees that Employee has seven (7) days after executing this Release to revoke Employee’s signature on this Release, and that this Release does not become valid until the eighth (8th) day after Employee signs this Release without revocation. If Employee wishes to revoke this Release, such revocation must be in a signed writing and must arrive at Employer to the attention of the Head of Human Resources at 250 West 34th Street, 3rd Floor, New York, NY 10119, within the seven (7) day revocation period.

Printed Name:

Signature:

Date: